GOLD BANC CORPORATION, INC.
                                11301 NALL AVENUE
                                LEAWOOD, KANSAS 66211
                                www.goldbanc.com

                                NASDAQ:  GLDB      MORE THAN MONEY SM


AT GOLD BANC:
Malcolm M. Aslin           Keith E.  Bouchey
President                  EVP - M&A
(913) 451-8050             (913) 451-8050
micka@goldbanc.com         keithb@goldbanc.com


AT FRB / BSMG (www.frbinc.com):
Todd Tarbox                Joyce Hanson
General Information        Media Inquiries
(312) 640-6742             (606) 272-7322
ttarbox@frb.bsmg.com       hanson2000@aol.com


              UNION BANKSHARES, LTD. AND GOLD BANC
          CORPORATION, INC. TERMINATE MERGER AGREEMENT


DENVER, COLORADO--MARCH 17, 2000--UNION BANKSHARES, LTD. (NASDAQ:
UBSC) AND GOLD BANC CORPORATION, INC., (NASDAQ: GLDB) OF LEAWOOD,
KANSAS today announced that they have mutually agreed to terminate their August 9, 1999 Agreement and Plan of
Reorganization due to unfavorable stock market conditions.

Union and Gold indicated that their respective Boards of Directors concluded that the mutual termination of the merger agreement was in the best interests of their respective stockholders. In connection with the termination, the companies have entered into a termination agreement, whereby they have agreed to release each other from any claims relating to the proposed merger. Each company will bear its own expenses and neither party will make any payments to the other.

"Gold Bank continues to be extremely impressed with the quality of Union's management, assets and business plan, and wish it well in the future. We regret market conditions, as they have affected the financial sector, preclude our completing this transaction on a basis that would be accretive to our shareholders. We are pleased, however, that Gold Banc continues to execute and deliver on its plan for quality asset and earnings per share growth. We are confident these factors will once again be reflected in our stock price", said Michael W. Gullion, Chairman and Chief Executive Officer of Gold Banc Corporation, Inc.

Charles R. Harrison, Chief Executive Officer of Union stated, "Unfortunately, the transaction no longer provides the intended value to our stockholders. While we were hopeful that the market conditions would change, allowing us the opportunity to consummate the merger, we are fully prepared and indeed excited to operate our business on a stand-alone basis in order to maximize the long term value for our stockholders. We continue to have high regard for Gold Banc and wish it success in the future."

Union also announced today that its Board of Directors has authorized the re-purchase of up to 200,000 shares of Union's outstanding common stock. Union plans to purchase stock on the open market or through negotiated or block transactions from time to time based upon market and business conditions. Union has approximately 2.4 million shares of common stock outstanding.

ABOUT UNION BANKSHARES

Union Bankshares is a bank holding company whose principal asset is all of the common stock of Union Bank & Trust, a state-chartered commercial bank located in Denver with six branches in the Denver Metropolitan area.

Union Bank & Trust has total assets of more than $344 million and emphasizes relationship banking for small to medium sized
business customers.
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                                                        GOLD BANC
                                                            ADD 1



ABOUT THE GOLD BANC FAMILY

This announcement follows Gold Banc's recently completed acquisition of CountryBanc Holding Company, Edmond, Oklahoma and First Business Bancshares, Kansas City, Missouri. When considering these transactions in addition to the acquisition of American Bancshares of Bradenton, Florida, which is to close early next week, Gold will operate in four states with 70 financial service locations. Gold's total assets are expected to increase to over $2.6 billion, total deposits to over $2.0 billion and shareholders equity to over $200 million.

Gold Banc is a multi-bank holding company that owns and operates a growing family of community banks that offer innovative financial services including traditional as well as on-line banking, investment management, securities brokerage, insurance and trust services.

SAFE HARBOR STATEMENT

This news release contains comments or information that constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995), which involve significant risks and uncertainties. Actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to: (1) expected cost savings from acquisitions cannot be fully realized or realized within the expected time frame; (2) revenues following the merger are lower than expected; (3) competitive pressures among depository institutions increase significantly; (4) costs or difficulties related to the integration of the business of the organizations are greater than expected; (5) changes in the interest rate environment reduce interest margins; (6) general economic conditions, either nationally or in states in which the combined company will be doing business, are less favorable than expected; and (7) legislation or regulatory changes adversely affect the businesses in which the combined company would be engaged.

FOR MORE INFORMATION ON GOLD BANC TOLL-FREE VIA FAX, SIMPLY DIAL
   1-800-PRO-INFO, FOLLOW THE VOICE MENU PROMPTS AND ENTER THE
          COMPANY CODE "GLDB" ON ANY TOUCH TONE PHONE,
 OR VISIT THE GOLD BANC PAGE ON FRB'S WEBSITE AT www.frbinc.com

               VISIT GOLD BANC AT www.goldbanc.com

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